UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934

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THE FINANCE COMPANY OF PENNSYLVANIA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FINANCE COMPANY OF PENNSYLVANIA
400 Market Street, Suite 425
Philadelphia. PA 19106

Tel: (215) 351-4778	Fax: (215) 351-4779

June 19, 2017

Dear Shareholder:

The Finance Company of Pennsylvania (the “Company”) has received notifications from certain significant shareholders that they intended to make a formal demand that the Company redeem their shares. In light of these notifications, the Company declared a distribution to shareholders of record as of the close of business on June 1, 2017 equal to approximately 90% of the Company’s net asset value as of that date, payable on June 2, 2017. Following the distribution, the net asset value of the Company was $143.15 per share. In considering the effect that the distribution would have on the Company’s ability to continue to maintain its operating expense ratio and provide value to its shareholders, the Board determined that the Company would not be able to continue as a viable investment company in a manner that was in the best interest of shareholders. Accordingly, the Board of Directors of the Company (the “Board”) met on June 5, 2017 and unanimously approved a plan of liquidation (the “Plan”).

Pennsylvania law requires both Board and shareholder approval of the liquidation of the Company. Shareholders will receive a Proxy Statement requesting their vote to approve the Plan. The Board has called a special meeting of shareholders to be held on July 17, 2017 at 11:00 a.m., Eastern Time, or any adjournment(s) or postponement(s) thereof (the “Special Meeting”). At the Special Meeting, shareholders of the Company will be asked to approve the Plan on behalf of the Company, providing for the liquidation and dissolution of the Company.

If you have any questions regarding the Plan after reading the Proxy Statement, please feel free to call the Company at (215) 351-4778. Each shareholder is invited to attend the Special Meeting in person. If you cannot be present at the Special Meeting, we urge you to execute and return promptly the proxy card that you will receive with the Proxy Statement.

By Order of the Board of Directors,

Charles E. Mather III
 President